Exhibit 99.1

Monday, November 5, 2012

Advant-e Corporation Announces Corporate Actions in Preparation to Voluntarily Suspend its Obligation to File Reports with the SEC

1-for-10,000 Reverse Stock Split followed by a 1,000-for-1 Forward Stock Split; Up to $2 Million Share Repurchase; and a Potential Special Cash Dividend

DAYTON, Ohio, November 5, 2012 — Advant-e Corporation (OTCQB: ADVC) today announced that its Board of Directors and a majority of its outstanding shares have authorized a 1-for-10,000 reverse stock split followed by a 1,000-for-1 forward stock split and a $2,000,000 share repurchase program. The Board is also considering payment of a potential special cash dividend pending the results of the stock splits, the share repurchase program and the Company’s cash flow. These corporate actions are being undertaken in preparation to voluntarily suspend the Company’s obligation to file periodic reports with the Securities and Exchange Commission.

The Board approved these actions and the decision to voluntarily suspend its public reporting obligations due to many factors, including the Company’s size and the lack of sufficient liquidity in the market for its common stock, but also the high cost of complying with SEC rules, regulations and procedures and eliminating the requirement to disclose certain competitive business information. The Company intends to file Form 15 with the SEC as soon as practical after the consummation of the reverse stock split, regardless of the outcome of the stock repurchase program, to complete the voluntary suspension of its public reporting obligations.

The Board and a majority of the Company’s outstanding shares have approved amendments to the Company’s certificate of incorporation in connection with the reverse stock split and the forward stock split. Shareholders who would otherwise hold a fractional share will instead receive a cash payment of $0.27 per share in lieu of a fractional share. The Company estimates the cost of purchasing the fractional shares from its shareholders at approximately $365,000, which represents approximately 1,300,000 pre-reverse stock split shares. The date of the reverse and forward stock splits will be announced at a later date pending regulatory compliance. The Company expects to file a Schedule 14C Information Statement with the SEC further describing the reverse and forward stock splits shortly. The Board of Directors has reserved the right to abandon the proposed reverse and forward stock split at any time prior to their effective date if it believes them to no longer be in the best interest of the Company or its shareholders.

Following the reverse and forward stock splits, there will be an estimated 75 remaining shareholders of record. Although the Company currently has fewer than 500 shareholders of record, the purpose of this action is to provide small shareholders with a liquidity event whereby their shares will be converted to cash at a 4.11% premium based on the average closing price for the 30 trading days prior to this announcement and a 7.9% premium based on the average closing price for the 90 trading days prior to this announcement.

In connection with the share repurchase program, the Company expects to purchase up to $2,000,000 worth of its common stock on the open market while the company is still trading on the OTCQB market or in privately negotiated transactions. The program is designed to give other shareholders the opportunity to sell some or all of their shares.

The Board is also considering the payment of a special cash dividend. The Board anticipates that, if the dividend is declared, it would be paid in December 2012. The dividend is dependent on the outcome of the reverse stock split, the share repurchase program and the Company’s cash flow.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, stated, “We became a public company in 2000 to raise capital to help us complete our transition from a software provider to an Internet-based supply chain services provider. We are very grateful to our investors who risked their capital to enable us to execute our business plan.”

“Given the lack of liquidity in the market for our shares and the absence of a need for us to raise capital in the foreseeable future, the Board of Directors has determined that maintaining our public presence is not in the best interest of the Company and our shareholders,” continued Mr. Wadzinski. “While the number of current shareholders of record would allow us to voluntarily suspend our SEC reporting requirements without these corporate actions, we believe that the reverse stock split and share repurchase program provide an opportunity for many of those shareholders who do not want to own shares in a non-reporting company to convert some or all of their shares into cash.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based current expectations that involve a number of significant risks and uncertainties. Advant-e cautions investors not to place undue reliance on forward-looking statements because there can be no assurance that the forward-looking statements will prove to be correct and actual results could differ materially. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Advant-e undertakes no obligation to publicly update forward-looking statements at any time in the future.